SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549



                                   FORM 8-K
                                CURRENT REPORT


        Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):       January 9, 1998
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                                  PRAB, INC.
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           (Exact name of registrant as specified in its charter)

Michigan                            0-10187                    38-1654849
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    (State or other jurisdiction  (Commission File           (IRS Employer
        of incorporation)          Number)                 Identification No.)

               5944 E. Kilgore Road, Kalamazoo, Michigan         49003
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             (Address of principal executive offices)         (Zip Code)

Registrant's telephone number, including area code         (616) 382-8200
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Item 5.        Other Events.

        On January 9, 1998, the Company issued the following press release:

        Prab, Inc. (the "Company") has revised its reported earnings for fiscal years 1997 and 1996 to reclassify the Company's federal income tax recoveries from earnings to paid-in capital (a component of stockholders' equity).

        The Company believes that its underlying value is not affected by the reclassification because the reported federal income tax recoveries are not changed or lost, but rather have been excluded from the computation of earnings and added directly to paid-in capital. The reclassification has no impact on the Company's pre-tax income, total stockholders' equity or cash flow.

        The reclassification of the Company's federal income tax recoveries is required because the Company elected in 1995 to offset its deficit in retained earnings against paid-in capital. The election was made by the Company to reflect its improving financial performance. Accounting rules applicable to companies that make such an election require that unrecognized tax benefits at the time of the election that are subsequently recognized must be reported as an increase in paid-in capital and not included in earnings.

        Accordingly, $709,000 and $614,000 of federal income tax recoveries have been reclassified to paid-in capital for the years ended October 31, 1997 and 1996, respectively. The reclassification of these amounts has the effect of reducing earnings for the year ended October 31, 1997 from $1,608,000 to $899,000 and earnings for the year ended October 31, 1996 from $1,373,000 to $759,000. Fourth quarter earnings have been revised to $424,000 and $226,000 for the quarters ended October 31, 1997 and 1996, respectively. Earnings per share have been revised from $.72 per share to $.40 per share and $.39 per share to $.19 per share for the year and quarter ended October 31, 1997, respectively.

        Total stockholders' equity of $2,069,000 and $478,000 for the years ended October 31, 1997 and 1996, respectively, were not affected by the reclassification. As noted above, the reclassification has no impact on the financial condition or operations of the Company.

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 12, 1998                      PRAB, INC.


                                            By:     /s/ Gary A. Herder
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                                                   Gary A. Herder
                                            Its:   President

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